FIRST AMENDMENT

TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made and entered into as of April 25, 2005, by and among Online Resources Corporation, a Delaware corporation and American Stock Transfer and Trust Company.

BACKGROUND

The parties hereto are each a party to a certain Rights Agreement, dated as of January 11, 2002, (the “Agreement”). In connection therewith, the parties wish to make an amendment to the terms of the Agreement. Capitalized terms not defined in this Amendment shall have the meaning set forth in the Agreement.

AGREEMENT

The parties hereto agree as follows:

1. Amendment to Section 3(a). Section 3(a) of the Agreement is hereby amended by adding the following after “the earlier of (i) or (ii) being herein referred to as the “Distribution Date”:

“; provided, however, that notwithstanding any provision hereof to the contrary, no Distribution Date shall occur until and unless the stockholders of the Company have approved and adopted the provisions of this Agreement”

2. No Other Amendments. Except for the amendment expressly set forth in Section 1 of this Amendment, the Agreement shall remain unchanged and in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to the conflicts of law provisions thereof).

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

ONLINE RESOURCES CORPORATION

By:

Print Name:

Title:

AMERICAN STOCK TRANSFER AND
TRUST COMPANY

By:

Print Name:

Title: